Exhibit A

Tel-Instrument Electronics Corp Announces Preliminary Results for 2006

    CARLSTADT, N.J.--(BUSINESS WIRE)--April 6, 2006--Tel-Instrument Electronics (Tel) announced today that its preliminary estimates for results of operations for the fourth quarter ended March 31, 2006 indicate a substantial loss. Fourth quarter expenses include approximately $300,000 in accounting and restructuring charges associated with its ITI subsidiary. Additionally, sales in the fourth quarter were below Company targets and quarterly amounts reported for the first three quarters of the current fiscal year. Research and Development costs remained high due to the cost of finalizing the design for the new AN/USM-708 (CRAFT) next generation multi-function test set for the U.S. Navy. For the 2006 fiscal year ending March 31, 2006, Tel anticipates reporting a consolidated year-end operating loss as profits from its avionics business were more than offset by losses and charges at ITI. The Company will issue its audited results of operations for fiscal year 2006 when they are finalized.
    Tel is in a transitional phase between the end of deliveries in fiscal year 2006, pursuant to its multi-year AN/APM-480 contract, and the commencement of production deliveries under its previously announced multi-year AN/USM-708 contract. The Navy technical evaluation process for AN/USM-708 is scheduled to begin in April 2007 and product deliveries are currently expected to begin at the start of the 2008 calendar year. With respect to existing business, commercial sales remain depressed and several medium-sized military orders have been delayed. Absent success on several large pending contracts, Tel's annual sales are expected to remain below recent levels for at least the first two quarters of the 2007 fiscal year. R&D outlays are expected to remain high through the first three quarters of the current calendar year.
    In recognition of the challenging business outlook, on March 31st the Company adopted a profit improvement plan for Tel and ITI which management believes will reduce costs substantially. This includes selected layoffs, a reduction in operating expenses, modifications to employee benefits, and further integration of ITI's operations into Tel. While the near-term competitive and economic situation remains difficult for both the avionics and hydrographic markets, management remains optimistic about the Company's prospects. Tel has upgraded its management team and engineering staff over the last several years and the new digital technology incorporated into the AN/USM-708 could have applications outside of Tel's traditional avionics business.
    In March 2006, two officers converted interest bearing convertible notes from the Company into 27,500 shares of common stock. In the 2006 fiscal year, employees and board members exercised stock options and were issued 84,000 shares of common stock. Although the Company has a current Registration Statement on Form S-8, allowing employees to sell stock received upon exercise of options, to the best knowledge of the Company, no shares were sold by current employees.
    At March 31, 2006, the Company had available cash of about $1.8 million, an unused Bank line of credit of $1.75, million and positive working capital of approximately $4 million.

    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.
    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp
             Mr. Joseph P. Macaluso, 201-933-1600